EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
World Air Holdings, Inc.
We consent to the incorporation by reference in the registration statements (No. 333-115814, No. 333-33704, No. 333-33706 and No. 333-14457) on Form S-8 and in the registration statements (No. 333-35054, No. 333-46406, No. 333-113135 and No. 333-114277) on Form S-3 of World Air Holdings, Inc. of our reports dated July 6, 2006, with respect to the consolidated balance sheets of World Air Holdings, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2005, and with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of World Air Holdings, Inc.
Our report dated July 6, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that World Air Holdings, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses were identified in the following areas: company-level controls, accounting for income taxes, monitoring of the financial statement implications of contracts, accounting for fixed assets, accounting for aircraft maintenance processes, and financial reporting close process.
/s/  KPMG LLP
Atlanta, Georgia
July 6, 2006